Exhibit 99.1

PRESS RELEASE

For Information Contact:

Mike Avara

(704) 973-7027

mavara@horizonlines.com

FOR IMMEDIATE RELEASE

HORIZON LINES SELLS PUERTO RICO TERMINAL ASSETS

AND ASSIGNS LEASE TO LUIS AYALA COLON

CHARLOTTE, NC, March 11, 2015 – Horizon Lines, Inc. (OTCQB: HRZL) (“Horizon Lines”) today announced that it entered into and executed an Asset Purchase Agreement (“Agreement”) with Luis Ayala Colon Sucrs. selling certain San Juan, Puerto Rico container terminal assets and assigning its lease with the Puerto Rico Ports Authority effective today, March 11, 2015.

The Agreement follows Horizon Lines’ announcement on November 11, 2014 to cease providing liner service between the U.S. and Puerto Rico by the end of 2014, which actually occurred in early January 2015, and to terminate San Juan terminal services by the end of the first quarter of 2015.

About Horizon Lines

Horizon Lines, Inc. is one of the nation’s leading domestic ocean shipping companies and the only ocean cargo carrier serving the noncontiguous domestic markets of Alaska and Hawaii. The company owns a fleet of 11 fully Jones Act qualified vessels and operates four port terminals in Alaska and Hawaii. A trusted partner for many of the nation’s leading retailers, manufacturers and U.S. government agencies, Horizon Lines provides reliable transportation services that leverage its unique combination of ocean transportation and inland distribution capabilities to deliver goods that are vital to the prosperity of the markets it serves. The company is based in Charlotte, NC, and its stock trades on the over-the-counter market under the symbol HRZL.

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